Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNITED HOMES GROUP, INC.

United Homes Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.       The present name of the Corporation is United Homes Group, Inc. The Corporation was incorporated under the name DiamondHead Holdings Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 7, 2020 and changed its name with the filing of its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 30, 2023 (the “Amended and Restated Certificate of Incorporation”).

2.       This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends, integrates and restates the Amended and Restated Certificate of Incorporation and was duly adopted in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.       The text of the Original Certificate of Incorporation is hereby amended, integrated and restated in its entirety to provide as herein set forth in full.

ARTICLE I
NAME OF THE CORPORATION

The name of the Corporation is United Homes Group, Inc.

ARTICLE II
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
BUSINESS PURPOSE

 The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
CAPITAL STOCK

The total number of shares of capital stock which the Corporation is authorized to issue is 1,000 shares and shall consist only of common stock, with a par value of $0.0001 per share.

ARTICLE V
BOARD OF DIRECTORS

Section 5.01. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02. Number of Directors; Term of Office. The number of directors of the Corporation which shall constitute the entire Board of Directors shall be as fixed in the bylaws of the Corporation (the “Bylaws”) as adopted or as set from time to time by a duly adopted amendment thereto by the Board of Directors or stockholders of the Corporation. The directors shall be elected at each annual meeting of the stockholders and shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Section 5.03. Newly Created Directorships and Vacancies. Except as otherwise required by law, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors may only be filled by the affirmative votes of a majority of the remaining members of the Board of Directors then in office, although less than a quorum, or by a sole remaining director. A director so chosen shall hold office for a term of office expiring at the next annual meeting of the stockholders of the Corporation and until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, or removal.

Section 5.04. Removal. Any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the holders of a majority in voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors.

Section 5.05. Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI
LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or as an officer, as the case may be. No amendment to, modification of, or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

ARTICLE VII
BYLAWS

Section 7.01. Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 7.02. Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal by the stockholders shall require the approval of the affirmative vote of the holders of at least two thirds (2/3) in voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and the affirmative vote of the holders of at least two thirds (2/3) in voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend this Section 7.02.

ARTICLE VIII
AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

ARTICLE IX
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.